Exhibit 99.1

Sonida Senior Living Announces Second Quarter 2024 Results

DALLAS, Texas – August 12, 2024 – Sonida Senior Living, Inc. (the “Company,” “Sonida,” “we,” “our,” or “us”) (NYSE: SNDA) a leading owner, operator and investor of senior housing communities, today announced its results for the second quarter ended June 30, 2024.

“Continued momentum through focused execution on our operational, financial and strategic growth initiatives resulted in another quarter of exceptional performance. In the second quarter, revenue, community net operating income, resident rates and occupancy all exhibited meaningful and accelerating gains both year-over-year and quarter-over-quarter. In addition to its strong operating performance, Sonida continued leaning into its strategic expansion goals by acquiring nine communities either outright or through joint ventures, creating further density in existing markets and entering new and attractive markets. Overall, I am encouraged by our progress in the first half of 2024, and we remain focused on providing value and care to our residents, all while advancing and strengthening the Company for our communities and stakeholders,” said Brandon Ribar, President and CEO.

Second Quarter Highlights
•Weighted average occupancy for the Company’s owned same-store portfolio (“same-store”) increased 230 basis points to 86.2% from 83.9% in Q2 2023.
•Same-store resident revenue increased $5.7 million, or 10.0%, comparing Q2 2024 to Q2 2023, and increased $6.1 million, or 10.8% when excluding $0.4 million of state grant revenue received in Q2 2023.
•Net loss for Q2 2024 was $9.8 million compared to $12.2 million for Q2 2023, representing a $2.4 million decrease in net loss.
•Q2 2024 Adjusted EBITDA, a non-GAAP measure, was $11.4 million, representing an increase of $3.8 million, or 50.6% year-over-year and $1.9 million, or 19.8% in sequential quarters, driven primarily by continued improvement in operations.
•Results for the Company’s same-store, owned portfolio of 61 communities:
◦Q2 2024 vs. Q2 2023:
▪Revenue Per Available Unit (“RevPAR”) increased 11.3% to $3,673.
▪Revenue Per Occupied Unit (“RevPOR”) increased 8.4% to $4,263.
▪Community Net Operating Income, a non-GAAP measure, increased $4.2 million to $17.7 million. Adjusted Community Net Operating Income, a non-GAAP measure, which excludes $0.4 million of state grant revenue received in Q2 2023 (none received in Q2 2024), was $13.1 million for Q2 2023.
▪Community Net Operating Income Margin a non-GAAP measure, was 28.2% for Q2 2024. Adjusted Community Net Operating Income Margin, a non-GAAP measure and adjusted for non-recurring state grant revenue, was 23.2% for Q2 2023.
◦Q2 2024 vs. Q1 2024:
▪RevPAR increased 3.3% to $3,673.
▪RevPOR increased 3.0% to $4,263.
▪Community Net Operating Income increased $2.8 million to $17.7 million. There were no state grants received during these periods.
▪Community Net Operating Income Margin was 28.2% and 24.6% for Q2 2024 and Q1 2024, respectively.
•During May 2024, the Company acquired one senior housing community located in Ohio (“Macedonia”) and invested in a joint venture (“Stone”) with partner KZ Stone Investor LLC (“KZ Investor”) that acquired four senior housing communities located in the Midwest for which Sonida operates.
•In addition, during the quarter, the Company entered into an At-The-Market issuance sales agreement (“ATM Sales Agreement”), whereby the Company may sell, at its option, shares of its common stock up to an aggregate offering price of $75.0 million. A total of $17.4 million of net proceeds were raised in Q2 2024 through our ATM Sales Agreement.

Subsequent Event Highlights
Investment in Joint Venture
On July 1, 2024, the Company entered into a joint venture (“Palatine JV”) with affiliates of Palatine Capital Partners (“Palatine Investor”), which acquired four senior living communities located in Texas (3) and Georgia (1). The Palatine JV acquired these communities with $12.5 million of cash and financing of $21.8 million of senior mortgage debt. The Company is a 51% owner in the joint venture and contributed $6.4 million in cash for the investment. The Company will manage the four communities in exchange for a management fee calculated as a percentage of gross revenue and an additional incentive management fee.
Loan Modification
On August 5, 2024, the Company entered into loan modification agreements (“Texas Loan Modification”) with one of its lenders on two owned communities in Texas. The original loan terms included maturities of April 2025 and October 2031, as well as cross-default provisions with each other. The Texas Loan Modification includes revised loan maturities of December 2025 on both communities, with the Company’s option to make a discounted payoff (“Texas DPO”) of the outstanding loan principal on or prior to November 1, 2024. The Texas DPO amount of $18.5 million represents a discount of 36% on the total principal outstanding of $28.7 million on these two loans (as of July 31, 2024).
BMO Loan
On July 24, 2024, the Company entered into a loan agreement with BMO Bank N.A. in the amount of $8.7 million that is secured by two of the Company’s communities.
Registration Statement
On July 19, 2024, the Company filed a prospectus which is part of a registration statement that we filed with the Securities and Exchange Commission, or the (“SEC”), using a “shelf” registration process. Under the shelf registration process, we may sell any combination of the securities described in the prospectus in one or more offerings up to a total dollar amount of $500.0 million. The Company cannot provide any assurances that it will issue any securities pursuant to the registration statement.
At-the-Market Equity Offerings
On July 1, 2024, the Company sold 51,127 shares pursuant to the ATM Sales Agreement at an average sales price of $27.50 per share for net proceeds of $1.4 million, inclusive of $35 thousand in commissions paid to its Agent.

SONIDA SENIOR LIVING, INC.
SUMMARY OF CONSOLIDATED FINANCIAL RESULTS
THREE MONTHS ENDED JUNE 30, 2024
(in thousands)

	Three Months Ended June 30,		Three Months Ended March 31,
	2024	2023	2024
Consolidated results
Resident revenue (1)	$63,108	$56,960	$60,737
Management fees	720	531	594
Managed community reimbursement revenue	6,379	5,363	6,107
Operating expenses	45,981	44,662	46,317
General and administrative expenses	9,178	6,574	7,211
Gain on extinguishment of debt, net	—	—	38,148
Other income (expense), net	253	(117)	(479)
Income (loss) before provision for income taxes (1)	(9,757)	(12,159)	27,085
Net income (loss) (1)	(9,816)	(12,212)	27,019
Adjusted EBITDA (1) (2)	11,350	7,538	9,473
Community net operating income (NOI) (1) (2)	17,616	13,549	14,915
Community net operating income margin (1) (2)	27.9%	23.8%	24.6%
Weighted average occupancy (3)	85.7%	83.9%	85.9%
(1) Includes $0.4 million of state grant revenue received in Q2 2023. There were no such grant revenues in Q2 2024 or Q1 2024.
(2) Adjusted EBITDA, Community Net Operating Income, and Community Net Operating Income Margin are financial measures that are not calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). See “Reconciliation of Non-GAAP Financial Measures” for the Company's definition of such measures, reconciliations to the most comparable GAAP financial measures, and other information regarding the use of the Company's non-GAAP financial measures.
(3) Includes the acquired community in Macedonia, Ohio which had a weighted average occupancy of 40.6% for Q2 2024.

Results of Operations
Three months ended June 30, 2024 as compared to three months ended June 30, 2023
Revenues
Resident revenue for the three months ended June 30, 2024 was $63.1 million as compared to $57.0 million for the three months ended June 30, 2023, representing an increase of $6.1 million, or 10.7%. The increase in revenue was primarily due to increased occupancy and, to a lesser extent, increased average rent rates, and one additional owned community that was acquired in May 2024. For the three months ended June 30, 2023, the Company received approximately $0.4 million in various relief funds received from state departments due to financial distress impacts of COVID-19 (“State Relief Funds”). For the three months ended June 30, 2024, the Company received no State Relief Funds.
Managed community reimbursement revenue for the three months ended June 30, 2024 was $6.4 million as compared to $5.4 million for the three months ended June 30, 2023, representing an increase of $1.0 million or 18.5%. The increase was primarily a result of managing more communities in the three months ended June 30, 2024 compared to the prior period.
Expenses
Operating expenses for the three months ended June 30, 2024 were $46.0 million as compared to $44.7 million for the three months ended June 30, 2023, representing an increase of $1.3 million, or 2.9%. In our consolidated community portfolio, the labor component of our operating expense increased approximately $1.2 million period-over-period. The additional increase of $0.1 million was for other expenses.

General and administrative expenses for the three months ended June 30, 2024 were $9.2 million as compared to $6.6 million for the three months ended June 30, 2023, representing an increase of $2.6 million. The increase was primarily a result of an increase in labor and employee related expenses of $1.0 million, a $0.6 million increase in stock-based compensation expense, a $0.3 million increase in transaction costs, and a net increase in other expenses of $0.7 million.
Interest expense for the three months ended June 30, 2024 was $9.0 million as compared to $8.6 million for the three months ended June 30, 2023, representing an increase of $0.4 million primarily due to the change in fair value of our interest rate cap (“IRC”) and the ending of the Fannie Interest Abatement Period ending on May 31, 2024.
As a result of the foregoing factors, the Company reported net loss of $9.8 million and $12.2 million for the three months ended June 30, 2024 and June 30, 2023, respectively.
Adjusted EBITDA for the three months ended June 30, 2024 was $11.4 million compared to $7.5 million for the three months ended June 30, 2023, driven primarily by continued improvement in operations. See “Reconciliation of Non-GAAP Financial Measures” below.

Six months ended June 30, 2024 as compared to six months ended June 30, 2023
Revenues
Resident revenue for the six months ended June 30, 2024 was $123.8 million as compared to $113.6 million for the six months ended June 30, 2023, representing an increase of $10.2 million, or 9.0%. The increase in revenue was primarily due to increased occupancy, one additional owned community that was acquired in May 2024, and to a lesser extent, increased average rent rates. For the six months ended June 30, 2023, the Company received $2.4 million in State Relief Funds. For the six months ended June 30, 2024, the Company received no State Relief Funds.
Managed community reimbursement revenue for the six months ended June 30, 2024 was $12.5 million as compared to $10.3 million for the six months ended June 30, 2023, an increase of $2.2 million, or 21.4%. The increase was primarily a result of managing more communities in the six months ended June 30, 2024 as compared to the prior period.
Expenses
Operating expenses for the six months ended June 30, 2024 were $92.3 million as compared to $88.5 million for the six months ended June 30, 2023, representing an increase of $3.8 million, or 4.3%. The increase is primarily attributable to the increase in labor over this period.
General and administrative expenses for the six months ended June 30, 2024 were $16.4 million as compared to $13.6 million for the six months ended June 30, 2023, representing an increase of $2.8 million. The increase was primarily a result of an increase in labor and employee related expenses of $1.6 million, an increase in stock-based compensation of $0.3 million, an increase in transaction costs of $0.3 million, and a net increase in other expenses of $0.6 million.
Interest expense for the six months ended June 30, 2024 was $17.6 million as compared to $17.4 million for the six months ended June 30, 2023, representing an increase of $0.2 million primarily due to the change in fair value of our IRC.
Gain on extinguishment of debt for the six months ended June 30, 2024 was $38.1 million. The gain relates to the derecognition of notes payable and liabilities as a result of the loan purchase from one of our lenders. Gain on extinguishment of debt for the six months ended June 30, 2023 was $36.3 million and related to the derecognition of notes payable and liabilities as a result of the transition of legal ownership of two communities to Fannie Mae, the holder of the related non-recourse debt.
As a result of the foregoing factors, the Company reported net income of $17.2 million and $11.9 million for the six months ended June 30, 2024 and June 30, 2023, respectively.
Liquidity, Capital Resources, and Subsequent Events
Liquidity
Increase in Authorized Shares of Common Stock
On March 21, 2024, following receipt of stockholder approval at the Special Meeting of the Company’s stockholders held on March 21, 2024, the Company filed an amendment to the Company’s Amended and Restated

Certificate of Incorporation, as amended, with the Delaware Secretary of State to increase the number of authorized shares of the Company’s common stock from 15,000,000 shares to 30,000,000 shares. The charter amendment became effective upon filing.
Securities Purchase Agreement
On February 1, 2024, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Conversant Dallas Parkway (A) LP, Conversant Dallas Parkway (B) LP (together, “Conversant”) and several other shareholders (together, the “Investors”), pursuant to which the Investors agreed to purchase from the Company, and the Company agreed to sell to the Investors, in a private placement transaction pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, an aggregate of 5,026,318 shares of the Company’s common stock at a price of $9.50 per share (the “Private Placement”).
As of June 30, 2024, the Private Placement has been completed with gross cash proceeds of $47.7 million received. The Company used these proceeds in connection with the 2024 Loan Purchase described below, continued investments in community improvements, broader community programming, other general corporate purposes, and working capital.
At-the-Market Sales
On April 1, 2024, the Company entered into the ATM Sales Agreement, whereby the Company may sell, at its option, shares of its common stock up to an aggregate offering price of $75.0 million. On April 5, 2024, the Company sold 382,000 shares pursuant to the ATM Sales Agreement at $27.50 per share for net proceeds of $10.2 million, inclusive of $0.3 million in offering costs. On May 14, 2024, the Company sold 234,375 shares pursuant to the ATM Sales Agreement at an average sales price of $32.00 per share for net proceeds of $7.2 million, inclusive of $0.3 million in offering costs. These transactions are expected to provide additional financial flexibility to the Company and increase our liquidity position. On July 1, 2024, the Company sold 51,127 shares pursuant to the ATM Sales Agreement at an average sales price of $27.50 per share for net proceeds of $1.4 million, inclusive of $35,000 in commissions paid to its Agent.
2024 Loan Repurchase Agreement
On February 2, 2024, the Company completed the purchase of the total outstanding principal balance of $74.4 million from the lender that was secured by seven of the Company’s senior living communities for a purchase price of $40.2 million (such transaction, the “2024 Loan Purchase”). In addition to aggregate deposits of $1.5 million made in December 2023 and January 2024, the Company funded the remaining cash portion of the purchase price (including one-time closing costs) with $15.4 million of net proceeds from the sale of the shares at the first closing of the Private Placement. The Company obtained additional debt proceeds through its existing loan facility with Ally Bank for the remaining portion of the purchase price, as described below.
Ally Term Loan Expansion
On February 2, 2024, the Company expanded the existing loan facility with Ally by $24.8 million to partially fund the 2024 Loan Purchase. The expanded Ally debt facility is secured by six of the Company’s senior living communities involved in the 2024 Loan Purchase.
On May 22, 2024, the Company executed an amendment (“Ally Fourth Amendment”) to the Ally term loan agreement. Ally Bank successfully syndicated a portion of its total term loan commitment to Cross River Bank. Following the syndication, Ally Bank and Cross River Bank owned 67.5% and 32.5% of the outstanding principal balance, respectively.

Cashflows
The table below presents a summary of the Company’s net cash provided by (used in) operating, investing, and financing activities (in thousands):

	Six Months ended June 30,
	2024	2023	$ Change
Net cash provided by (used in) operating activities	$(1,624)	$5,537	$(7,161)
Net cash used in investing activities	(42,715)	(9,355)	(33,360)
Net cash provided by (used in) financing activities	50,372	(6,304)	56,676
Increase (decrease) in cash and cash equivalents	$6,033	$(10,122)	$16,155
In addition to $9.5 million of unrestricted cash as of June 30, 2024, our future liquidity will depend in part upon our operating performance, which will be affected by prevailing economic conditions, and financial, business and other factors, some of which are beyond our control. Principal sources of liquidity are expected to be cash flows from operations; proceeds from equity offerings; proceeds from debt, debt refinancings, loan modifications, or credit facilities; and proceeds from the sale of owned assets.
The Company, from time to time, considers and evaluates financial and capital raising transactions related to its portfolio, including debt refinancings, purchases and sales of assets, equity offerings, and other transactions. There can be no assurance that the Company will continue to generate cash flows at or above current levels, or that the Company will be able to obtain the capital necessary to meet the Company’s short and long-term capital requirements.
Recent changes in the current economic environment, and other future changes, could result in decreases in the fair value of assets, slowing of transactions, and the tightening of liquidity and credit markets. These impacts could make securing debt or refinancings for the Company or buyers of the Company’s properties more difficult or on terms not acceptable to the Company. The Company’s actual liquidity and capital funding requirements depend on numerous factors, including its operating results, its capital expenditures for community investment, and general economic conditions, as well as other factors described in “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 27, 2024.
Conference Call Information
The Company will host a conference call with senior management to discuss the Company’s financial results for the three months ended June 30, 2024, on Monday August 12, 2024, at 11:00 a.m. Eastern Time. To participate, dial 877-407-0989 (no passcode required). A link to the simultaneous webcast of the teleconference will be available at: https://www.webcast-eqs.com/register/sonidaseniorliving_q22024_en/en.
For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting August 13, 2024 through August 26, 2024. To access the conference call replay, call 877-660-6853, passcode 13743708. A transcript of the call will be posted in the Investor Relations section of the Company’s website.
About the Company

Dallas, Texas-based Sonida Senior Living, Inc. is a leading owner, operator and investor in independent living, assisted living and memory care communities and services for senior adults. As of June 30, 2024, the Company operated 78 senior housing communities in 19 states with an aggregate capacity of approximately 8,700 residents, including 66 owned senior housing communities (4 through a joint venture) and 12 communities that the Company third-party manages, which provide compassionate, resident-centric services and care as well as engaging programming. For more information, visit www.sonidaseniorliving.com or connect with the Company on Facebook, Twitter or LinkedIn.

Definitions of RevPAR and RevPOR
RevPAR, or average monthly revenue per available unit, is defined by the Company as resident revenue for the period, divided by the weighted average number of available units in the corresponding portfolio for the period, divided by the number of months in the period.
RevPOR, or average monthly revenue per occupied unit, is defined by the Company as resident revenue for the period, divided by the weighted average number of occupied units in the corresponding portfolio for the period, divided by the number of months in the period.

Safe Harbor
This release contains forward-looking statements which are subject to certain risks and uncertainties that could cause our actual results and financial condition of Sonida Senior Living, Inc. (the “Company,” “we,” “our” or “us”) to differ materially from those indicated in the forward-looking statements, including, among others, the risks, uncertainties and factors set forth under “Item. 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Securities and Exchange Commission (the “SEC”) on March 27, 2024, and also include the following: the Company’s ability to generate sufficient cash flows from operations, proceeds from equity issuances and debt financings, and proceeds from the sale of assets to satisfy its short- and long-term debt obligations and to fund the Company’s acquisitions and capital improvement projects to expand, redevelop, and/or reposition its senior living communities; increases in market interest rates that increase the cost of certain of our debt obligations; increased competition for, or a shortage of, skilled workers, including due to general labor market conditions, along with wage pressures resulting from such increased competition, low unemployment levels, use of contract labor, minimum wage increases and/or changes in overtime laws; the Company’s ability to obtain additional capital on terms acceptable to it; the Company’s ability to extend or refinance its existing debt as such debt matures; the Company’s compliance with its debt agreements, including certain financial covenants, and the risk of cross-default in the event such non-compliance occurs; the Company’s ability to complete acquisitions and dispositions upon favorable terms or at all, including the possibility that the expected benefits and our projections related to such acquisitions may not materialize as expected; the risk of oversupply and increased competition in the markets which the Company operates; the Company’s ability to improve and maintain controls over financial reporting and remediate the identified material weakness discussed in its recent Quarterly and Annual Reports filed with the SEC; the cost and difficulty of complying with applicable licensure, legislative oversight, or regulatory changes; risks associated with current global economic conditions and general economic factors such as inflation, the consumer price index, commodity costs, fuel and other energy costs, competition in the labor market, costs of salaries, wages, benefits, and insurance, interest rates, and tax rates; the impact from or the potential emergence and effects of a future epidemic, pandemic, outbreak of infectious disease or other health crisis; and changes in accounting principles and interpretations.
For information about Sonida Senior Living, visit www.sonidaseniorliving.com or connect with the Company on Facebook, Twitter or LinkedIn.
Contact : Investor Relations
Jason Finkelstein
Ignition Investor Relations
ir@sonidaliving.com

Sonida Senior Living, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues:
Resident revenue	$63,108	$56,960	$123,845	$113,566
Management fees	720	531	1,314	1,036
Managed community reimbursement revenue	6,379	5,363	12,486	10,325
Total revenues	70,207	62,854	137,645	124,927
Expenses:
Operating expense	45,981	44,662	92,298	88,470
General and administrative expense	9,178	6,574	16,389	13,637
Depreciation and amortization expense	10,067	9,927	20,002	19,808
Managed community reimbursement expense	6,379	5,363	12,486	10,325
Total expenses	71,605	66,526	141,175	132,240
Other income (expense):
Interest income	387	188	526	382
Interest expense	(8,964)	(8,558)	(17,555)	(17,425)
Gain on extinguishment of debt, net	—	—	38,148	36,339
Loss from equity method investment	(35)	—	(35)	—
Other income (expense), net	253	(117)	(226)	72
Income (loss) before provision for income taxes	(9,757)	(12,159)	17,328	12,055
Provision for income taxes	(59)	(53)	(125)	(122)
Net income (loss)	(9,816)	(12,212)	17,203	11,933
Undeclared dividends on Series A convertible preferred stock	(1,372)	(1,230)	(2,707)	(2,428)
Undistributed net income allocated to participating securities	—	—	(1,425)	(1,419)
Net income (loss) attributable to common stockholders	$(11,188)	$(13,442)	$13,071	$8,086

Weighted average common shares outstanding — basic	13,014	6,381	11,438	6,374
Weighted average common shares outstanding — diluted	13,014	6,381	12,143	6,856

Basic net income (loss) per common share	$(0.86)	$(2.11)	$1.14	$1.27
Diluted net income (loss) per common share	$(0.86)	$(2.11)	$1.08	$1.18

Sonida Senior Living, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands, except per share amounts)

	June 30, 2024	December 31, 2023

Assets
Current assets:
Cash and cash equivalents	$9,491	$4,082
Restricted cash	14,292	13,668
Accounts receivable, net	9,145	8,017
Prepaid expenses and other assets	5,231	4,475
Derivative assets	2,071	2,103
Total current assets	40,230	32,345
Property and equipment, net	587,516	588,179
Investment in unconsolidated entity	22,307	—
Other assets, net	2,194	936
Total assets	$652,247	$621,460
Liabilities and Equity
Current liabilities:
Accounts payable	$8,951	$11,375
Accrued expenses	37,324	42,388
Current portion of notes payable, net of deferred loan costs	2,235	42,323
Deferred income	4,356	4,041
Federal and state income taxes payable	93	215
Other current liabilities	599	519
Total current liabilities	53,558	100,861
Notes payable, net of deferred loan costs and current portion	581,520	587,099
Other long-term liabilities	31	49
Total liabilities	635,109	688,009
Commitments and contingencies
Redeemable preferred stock:
Series A convertible preferred stock, $0.01 par value; 41 shares authorized, 41 shares issued and outstanding as of June 30, 2024 and December 31, 2023	51,248	48,542
Shareholders’ deficit:
Authorized shares - 15,000 as of June 30, 2024 and December 31, 2023; none issued or outstanding, except Series A convertible preferred stock as noted above	—	—
Authorized shares - 30,000 and 15,000 as of June 30, 2024 and December 31, 2023, respectively; 14,190 and 8,178 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	142	82
Additional paid-in capital	366,710	302,992
Retained deficit	(400,962)	(418,165)
Total shareholders’ deficit	(34,110)	(115,091)
Total liabilities, redeemable preferred stock and shareholders’ deficit	$652,247	$621,460

Sonida Senior Living, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net income	$17,203	$11,933
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	20,002	19,808
Amortization of deferred loan costs	722	788
Gain on sale of assets, net	(192)	(251)
Loss on derivative instruments, net	1,606	1,103
Gain on extinguishment of debt	(38,148)	(36,339)
Loss from equity method investment	35	—
Provision for bad debt	881	334
Non-cash stock-based compensation expense	1,786	1,503
Other non-cash items	(3)	(1)
Changes in operating assets and liabilities:
Accounts receivable, net	(2,008)	(1,807)
Prepaid expenses and other assets	(756)	1,316
Other assets, net	(199)	294
Accounts payable and accrued expense	(2,791)	6,100
Federal and state income taxes payable	(122)	61
Deferred income	315	723
Other current liabilities	45	(28)
Net cash provided by (used in) operating activities	(1,624)	5,537
Cash flows from investing activities:
Acquisition of unconsolidated entities	(22,342)	—
Community acquisition	(11,105)	—
Capital expenditures	(9,899)	(9,698)
Proceeds from sale of assets	631	343
Net cash used in investing activities	(42,715)	(9,355)
Cash flows from financing activities:
Proceeds from issuance of common stock, net	65,079	—
Proceeds from notes payable	36,648	—
Repayments of notes payable	(48,475)	(5,893)
Purchase of interest rate cap	(1,851)	—
Deferred loan costs paid	(633)	(327)
Other financing costs	(396)	(84)
Net cash provided by (used in) financing activities	50,372	(6,304)
Increase (decrease) in cash and cash equivalents and restricted cash	6,033	(10,122)
Cash, cash equivalents, and restricted cash at beginning of period	17,750	30,742
Cash, cash equivalents, and restricted cash at end of period	$23,783	$20,620

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

This earnings release contains the financial measures (1) Community Net Operating Income and Adjusted Community Net Operating Income, (2) Community Net Operating Income Margin and Adjusted Community Net Operating Income Margin, (3) Adjusted EBITDA, (4) Revenue per Occupied Unit (RevPOR) and (5) Revenue per Available Unit (RevPAR), all of which are not calculated in accordance with U.S. GAAP. Presentations of these non-GAAP financial measures are intended to aid investors in better understanding the factors and trends affecting the Company’s performance and liquidity. However, investors should not consider these non-GAAP financial measures as a substitute for financial measures determined in accordance with GAAP, including net income (loss), income (loss) from operations, net cash provided by (used in) operating activities, or revenue. Investors are cautioned that amounts presented in accordance with the Company’s definitions of these non-GAAP financial measures may not be comparable to similar measures disclosed by other companies because not all companies calculate non-GAAP measures in the same manner. Investors are urged to review the following reconciliations of these non-GAAP financial measures from the most comparable financial measures determined in accordance with GAAP.

Community Net Operating Income and Community Net Operating Income Margin are non-GAAP performance measures for the Company’s consolidated owned portfolio of communities that the Company defines as net income (loss) excluding: general and administrative expenses (inclusive of stock-based compensation expense), interest income, interest expense, other income/expense, provision for income taxes, settlement fees and expenses, revenue and operating expenses from the Company’s disposed properties; and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and impacts the comparability of performance between periods. For the periods presented herein, such other items include depreciation and amortization expense, gain(loss) on extinguishment of debt, gain(loss) on disposition of assets, long-lived asset impairment, and loss on non-recurring settlements with third parties. The Community Net Operating Income Margin is calculated by dividing Community Net Operating Income by resident revenue. Adjusted Community Net Operating Income and Adjusted Community Net Operating Income Margin are further adjusted to exclude the impact from non-recurring state grant funds received.

The Company believes that presentation of Community Net Operating Income, Community Net Operating Income Margin, Adjusted Community Net Operating Income, and Adjusted Community Net Operating Income Margin as performance measures are useful to investors because (i) they are one of the metrics used by the Company’s management to evaluate the performance of our core consolidated owed portfolio of communities, to review the Company’s comparable historic and prospective core operating performance of the consolidated owned communities, and to make day-to-day operating decisions; (ii) they provide an assessment of operational factors that management can impact in the short-term, namely revenues and the controllable cost structure of the organization, by eliminating items related to the Company’s financing and capital structure and other items that management does not consider as part of the Company’s underlying core operating performance, and impacts the comparability of performance between periods.

Community Net Operating Income, Net Community Operating Income Margin, Adjusted Community Net Operating Income, and Adjusted Community Net Operating Income Margin have material limitations as a performance measure, including: (i) excluded general and administrative expenses are necessary to operate the Company and oversee its communities; (ii) excluded interest is necessary to operate the Company’s business under its current financing and capital structure; (iii) excluded depreciation, amortization, and impairment charges may represent the wear and tear and/or reduction in value of the Company’s communities, and other assets and may be indicative of future needs for capital expenditures; and (iv) the Company may incur income/expense similar to those for which adjustments are made, such as gain (loss) on debt extinguishment, gain(loss) on disposition of assets, loss on settlements, non-cash stock-based compensation expense, and transaction and other costs, and such income/expense may significantly affect the Company’s operating results.

SAME-STORE NET OPERATING INCOME AND
SAME-STORE NET OPERATING INCOME MARGIN (UNAUDITED)

Same-Store Net Operating Income and Same-Store Net Operating Income Margin are non-GAAP performance measures for the Company’s portfolio of 61 owned continuing communities that the Company defines as net income (loss) excluding: general and administrative expenses, interest income, interest expense, other income/expense, provision for income taxes, settlement fees and expenses, and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods. For the periods presented herein, such other items include stock-based compensation expense, depreciation and amortization expense, long-lived asset impairment, gain on extinguishment of debt, loss from equity method investment, and other income (expense), net.

The Company believes that presentation of Same-Store Net Operating Income and Same-Store Net Operating Income Margin as performance measures are useful to investors because (i) they are one of the metrics used by the Company’s management to evaluate the performance of our core portfolio of 61 owned continuing communities, to review the Company’s comparable historic and prospective core operating performance of the 61 owned continuing communities, and to make day-to-day operating decisions; (ii) they provide an assessment of operational factors that management can impact in the short-term, namely revenues and the controllable cost structure of the organization, by eliminating items related to the Company’s financing and capital structure and other items that management does not consider as part of the Company’s underlying core operating performance, and that management believes impact the comparability of performance between periods.

Same-Store Net Operating Income and Same-Store Net Operating Income Margin have material limitations as a performance measure, including: (i) excluded interest is necessary to operate the Company’s business under its current financing and capital structure; (ii) excluded depreciation, amortization and impairment charges may represent the wear and tear and/or reduction in value of the Company’s communities, and other assets and may be indicative of future needs for capital expenditures; and (iii) the Company may incur income/expense similar to those for which adjustments are made, such as gain(loss) on sale of assets, gain(loss) debt extinguishment, loss on equity method investment, non-cash stock-based compensation expense, and transaction and other costs, and such income/expense may significantly affect the Company’s operating results.

(Dollars in thousands)	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
	2024	2023	2024	2024	2023
Same-store community net operating income (1)
Net income (loss)	$(9,816)	$(12,212)	$27,019	$17,203	$11,933
General and administrative expense	9,178	6,574	7,211	16,389	13,637
Depreciation and amortization expense	10,067	9,927	9,935	20,002	19,808
Interest income	(387)	(188)	(139)	(526)	(382)
Interest expense	8,964	8,558	8,591	17,555	17,425
Gain on extinguishment of debt	—	—	(38,148)	(38,148)	(36,339)
Loss from equity method investment	35	—	—	35
Other (income) expense, net	(253)	117	479	226	(72)
Provision for income taxes	59	53	66	125	122
Settlement (income) fees and expense, net (2)	(231)	720	(99)	(330)	819
Consolidated community net operating income	17,616	13,549	14,915	32,531	26,951
Net operating loss for non same-store communities (1)	65	—	—	65	—
Same-store community net operating income	17,681	13,549	14,915	32,596	26,951
Resident revenue	$63,108	$56,960	$60,737	$123,845	$113,566
Resident revenue for non same-store communities (1)	369	—	—	369	—
Same-store community resident revenue	62,739	56,960	60,737	123,476	113,566
Same-store community net operating income margin	28.2%	23.8%	24.6%	26.4%	23.7%

COVID-19 state relief grants (3)	—	411	—	—	2,448
Adjusted resident revenue	63,108	56,549	60,737	123,476	111,118
Adjusted community net operating income	$17,681	$13,138	$14,915	$32,596	$24,503
Adjusted community net operating income margin	28.2%	23.2%	24.6%	26.4%	22.1%
(1) Q2 2024 excludes one senior living community acquired by the Company in May 2024.
(2) Settlement fees and expenses relate to non-recurring settlements with third parties for contract terminations, insurance claims, and related fees.
(3) COVID-19 relief revenue are grants and other funding received from third parties to aid in the COVID-19 response and includes State Relief Funds received.

ADJUSTED EBITDA (UNAUDITED)

Adjusted EBITDA is a non-GAAP performance measures that the Company defines as net income (loss) excluding: depreciation and amortization expense, interest income, interest expense, other expense/income, provision for income taxes; and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and impacts the comparability of performance between periods. For the periods presented herein, such other items include stock-based compensation expense, provision for bad debts, gain on extinguishment of debt, gain on sale of assets, long-lived asset impairment, casualty losses, and transaction and conversion costs.

The Company believes that presentation of Adjusted EBITDA’s impact as a performance measure is useful to investors because it provides an assessment of operational factors that management can impact in the short-term, namely revenues and the controllable cost structure of the organization, by eliminating items related to the Company’s financing and capital structure and other items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods.

Adjusted EBITDA has material limitations as a performance measure, including: (i) excluded interest is necessary to operate the Company’s business under its current financing and capital structure; (ii) excluded depreciation, amortization and impairment charges may represent the wear and tear and/or reduction in value of the Company’s communities and other assets and may be indicative of future needs for capital expenditures; and (iii) the Company may incur income/expense similar to those for which adjustments are made, such as bad debts, gain(loss) on sale of assets, or gain on debt extinguishment, non-cash stock-based compensation expense and transaction and other costs, and such income/expense may significantly affect the Company’s operating results.

(In thousands)	Three Months Ended June 30,		Three Months Ended March 31,
	2024	2023	2024
Adjusted EBITDA
Net income (loss)	$(9,816)	$(12,212)	$27,019
Depreciation and amortization expense	10,067	9,927	9,935
Stock-based compensation expense	1,211	601	575
Provision for bad debt	483	96	398
Interest income	(387)	(188)	(139)
Interest expense	8,964	8,558	8,591
Gain on extinguishment of debt, net	—	—	(38,148)
Other (income) expense, net	(253)	117	479
Provision for income taxes	59	53	66
Casualty losses (1)	557	456	298
Transaction and conversion costs (2)	465	130	399
Adjusted EBITDA	$11,350	$7,538	$9,473
(1) Casualty losses relate to non-recurring insured claims for unexpected events.
(2) Transaction and conversion costs relate to legal and professional fees incurred for transactions, restructure activities, or related projects.

SUPPLEMENTAL INFORMATION

	Second Quarter
(Dollars in thousands)	2024	2023	Increase (decrease)	First Quarter 2024	Sequential increase (decrease)
Selected Operating Results
I. Same-store community portfolio (1)
Number of communities owned 100%	61	62	(1)	61	—
Unit capacity	5,694	5,753	(59)	5,692	2
Weighted average occupancy (2)	86.2%	83.9%	2.3%	85.9%	0.3%
RevPAR	$3,673	$3,300	$373	$3,557	$116
RevPOR	$4,263	$3,932	$331	$4,140	$123
Consolidated community net operating income	$17,681	$13,549	$4,132	$14,915	$2,766
Consolidated community net operating income margin (3)	28.2%	23.8%	4.4%	24.6%	3.6%
Consolidated community net operating income, net of general and administrative expenses (4)	$8,503	$7,576	$927	$7,704	$799
Consolidated community net operating income margin, net of general and administrative expenses (4)	13.5%	13.4%	0.1%	12.7%	0.8%
II. Consolidated Debt Information
(Excludes insurance premium financing)
Total variable rate mortgage debt	$171,531	$137,453	N/A	$162,114	N/A
Total fixed rate debt	$412,943	$499,078	N/A	$418,275	N/A
(1) Q2 2024 excludes one senior living community acquired by the Company in May 2024.
(2) Weighted average occupancy represents actual days occupied divided by total number of available days during the quarter.
(3) Includes $0.4 million of state grant revenue received in Q2 2023. There were no such grant revenues in Q2 2024 or Q1 2024. Excluding the grant revenue, Q2 2023 consolidated community NOI margin was 23.2%.
(4) General and administrative expenses exclude stock-based compensation expense in order to remove the fluctuation in fair value measurement due to market volatility.